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                                                                    EXHIBIT 10.6

                                  March 1, 2000

Vern J. Brownell
174 Eastward Road
Chatham, MA 02633

Dear Vern:

      NewHeading, Inc. (the "Company") is pleased to offer you the position of Chief Executive Officer (the "Position") subject to the terms and conditions set forth in this letter agreement ("Agreement"). In consideration of the mutual agreements set forth below, you and the Company agree to the following:

1.    Conditions; Effective Date; Term; Effect of Termination of this Agreement.

      (a) Conditions. The obligations of you and the Company under this Agreement are conditional upon the following:

            (i) Execution of Agreement Regarding Confidential Information And Intellectual Property. You sign the Company's invention, confidentiality and noncompete agreement, in the form attached hereto as Exhibit A.

            (ii) Proof of Employment Eligibility. You show proof of your legal right to work in the United States as required by the U.S. Immigration and Naturalization Service.

            (iii) Compliance with Department of Commerce Requirements. If you are not a U.S. citizen or U.S. permanent resident, you will be required either to sign an assurance regarding obligations not to export technical data or software to certain countries, or comply with the requirements of subsection 6(c) below to the extent applicable to you.

      (b) Effective Date. When and if each of the foregoing conditions are satisfied, this Agreement shall become effective. The date on which the foregoing conditions are satisfied shall be referred to in this Agreement as the "Effective Date", which shall be set forth on the signature page of this Agreement.

      (c) Term. The term of this Agreement shall be two years starting from the Effective Date, unless terminated prior to such date pursuant to this Agreement. If neither party provides the other with written notice of termination prior to the end of the Term, this Agreement shall be automatically renewed for an additional one year term and thereafter for additional one year terms (each an "Extended Term") until expressly terminated by either party on at least 90 days'

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written notice to the other party prior to the expiration of the then current
Extended Term. The Initial Term and the Extended Term(s) are collectively referred to as the Term.

      (d) Effect of Termination of this Agreement. Termination of your employment with the Company shall terminate this Agreement. Following termination of this Agreement, this Agreement shall become null and void and no party hereto (or any of their respective directors, officers or employees) shall have any liability or further obligation to any other party hereto under this Agreement, except as provided in Sections 6, 7, and 8 of this Agreement. Nothing contained in this Section 1 shall relieve any party from liability for any breach of this Agreement occurring prior to any termination.

2. Nature of Business of the Company. The Company is in the business of designing, developing, producing, selling and marketing software and hardware, related products and services. Due to the nature of the Company's business and volatility of the marketplace, the size and business practices of the Company may change rapidly and these changes may, in the Company's view, necessitate prompt changes in management and/or the responsibilities of management. These changes may, at the Company's sole discretion, result in changes from time to time in the duties and responsibilities associated with the Position.

3. Termination. The Company may terminate your employment immediately at any time, upon written notice to you by the Board of Directors, whether or not for "Cause" (as defined in Section 7), provided that, termination for Cause shall be subject to your reasonable right of cure and right to dispute. In addition, if you shall become disabled so as to be unable to perform the essential functions of your Position with reasonable accommodation, the Board of Directors of the Company may remove you from any responsibilities and/or reassign you to another position with the Company for the remainder of the Term or during the period of such disability. Should the Company terminate your employment without Cause or upon disability, you shall receive the benefits described in Section 7 of this Agreement.

4. Position, Duties and Duration of Assignment. You will serve in the Position with such duties and responsibilities that exist as of the Effective Date, and/or as may later be assigned by the Company that are of a type customarily associated with the Position. You agree to devote all of your business time, skill, attention and best efforts to the Company's business and to discharge and fulfill the responsibilities assigned to you by the Company during your employment under this Agreement, provided that you may continue your employment with Goldman Sachs and Co. until May 11, 2000. Except as expressly permitted in the immediately preceding sentence, you agree that you will not render services to any other person or entity without the prior written consent of the Company, and you shall not engage in any activity which conflicts or interferes with the performance of the duties and responsibilities of the Position.

5.    Compensation and Benefits.

      (a) Salary. During your employment under this Agreement and commencing with your first day of work for the Company, you will receive a base salary of no less than $200,000 per year (the "Base Salary") paid in accordance with the Company's normal payroll practice. The Company will make such deductions, withholdings and other payments from sums payable

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pursuant to this Agreement which are required by law for taxes and other charges, or which you request pursuant to payroll deductions chosen by you. In the event of your death, the Company will make all salary payments which are accrued and not yet paid as of the date of your death to your legal representative. All dollar amounts stated in this and all other Sections of this Agreement refer to United States currency.

      (b) Business Expenses. You will be entitled to reimbursement for necessary and reasonable business expenses incurred by you in your employment with the Company in accordance with accounting procedures as the Company shall adopt from time to time.

      (c) Indemnification Agreement. You and the Company shall enter into an Indemnification Agreement in the form attached as Exhibit B to this Agreement providing for your indemnification by the Company for actions taken by you in accordance with the provisions of that agreement.

      (d) Vacation/Holidays. During your employment under this Agreement you will be entitled to paid vacation benefits and holidays in accordance with the Company's vacation and holiday policies, as they may be established and amended from time to time.

      (e) Benefit Plans. You will be entitled to participate in or receive benefits under the Company's employee benefit plans and policies as in effect from time to time ("Benefit Plans") in which you are eligible to participate, subject to the generally applicable terms and conditions of the particular Benefit Plan. These Benefit Plans may Include health care, life insurance, accidental death and disability, short and long-term disability and/or savings plans provided by, through or on behalf of the Company. The Company may change, amend, modify or completely eliminate any Benefit Plan from time to time.

      (f) Receipt of Documentation. You acknowledge that you have received from the Company a copy of the Benefit Plans Summary Plan Description, if any. You understand and agree that the Company has reserved the right and option, in its sole discretion, to change, interpret or modify these and all other plans or policies at any time in accordance with, the terms of the respective plans or policies.

6.    Restrictions and Conditions.

      As an express condition of this Agreement and your continued employment with the Company, you agree to comply with the agreements and other conditions in this Section.

      (a) Confidentiality, Non-Competition, Non-Solicitation and Invention Assignment.

      You agree to enter and execute an agreement relating to invention assignment, confidentiality, non-competition and non-solicitation, as requested by the Company in the form attached hereto as Exhibit A.

      (b)   Employment Eligibility.

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            (i)   From time to time after your first day of employment, you may be asked to provide proof of your identity as well as your legal right to work in the United States.

            (ii) If for any reason you are unable to provide proof of your identity as well as your legal right to work in the United States, the Company may not be able to employ you in the Position and may terminate your employment.

      (c)   Department of Commerce Regulations.

            (i) If you are a citizen of a restricted country (as identified by the U.S. Department of Commerce) you must receive a validated license from the Office of Export Licensing. This license must be obtained within a time limit established by the Company.

            (ii) If for any reason you do not receive a license within the established time frame, as appropriate, the Company may not be able to employ you in the Position and may terminate your employment.

      (d) Equitable Remedies; Survival. You and the Company also agree that, upon a breach or violation of any agreement executed by you referred to in this
Section 6, or any provision of this Section 6, the Company, in addition to all other remedies which might be available to it, shall be entitled as a matter of right to equitable relief in any court of competent jurisdiction, including the right to obtain injunctive relief or specific performance. You and the Company agree that the remedies at law for any such breach or violation are not fully adequate and that the injuries to the Company as a result of the continuation of any breach or violation are incapable of full calculation in monetary terms and, therefore, constitute irreparable harm. The provisions of this Section 6 shall survive termination of this Agreement.

7.    Compensation and Benefits Upon Termination of Employment.

      Upon termination of your employment (such date of termination being referred to as the "Termination Date"), the Company will pay you the compensation and benefits as described in this Section 7.

      (a) The Company will pay you on or about the Termination Date all salary and vacation pay, if any, that has been earned or accrued through the date of your termination from the Company and has not yet been paid.

      (b) If your employment terminates at any time after the Effective Date for any reasons other than:

            (i)   by the Company for Cause as defined below,

            (ii)  by you for any reason;

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the Company will continue to pay you your Base Salary for the remainder of the
Term, or Extended Term, as the case may be, less deductions; in addition, all restricted shares of capital stock in the Company initially purchased by you, as described in Exhibit A to the Company's shareholders' agreement dated as of March 1, 2000 (the "Shareholders' Agreement"), shall continue to vest in accordance with the terms of the Shareholders' Agreement. In the event the Company later establishes a Severance Plan under which you are eligible for a Severance Benefit, you may be entitled to receive the payments under this subsection of the Agreement, or the payments under the Severance Plan, whichever is greater, but you will not be eligible to receive a payment under both.

      (c) You may be entitled to continuation of applicable life insurance, accidental death and disability or other benefits provided that you make an appropriate conversion and comply with the requirements of the applicable Benefit Plans. Your rights to continue group health plan coverage will be determined in accordance with applicable federal law as well as the terms of the applicable health and benefit plan documents.

      (d) You will not be entitled to receive any other compensation or benefits provided by, through or on behalf of the Company, other than benefits that are vested as of the date of termination and that are payable in accordance with the terms of any applicable Benefit Plan.

      (e) For purposes of this Section 7 only, "Cause" shall mean that you are terminated for the following reasons:

            (i)   you have engaged in unfair competition with the Company, or

            (ii) you have induced any customer of the Company to breach any contract with the Company, or

            (iii) you have made any unauthorized disclosure of or otherwise misused any of the secrets or confidential information of the Company, or

            (iv) you have committed any act of embezzlement, fraud or theft with respect to any Company property, or

            (v) you have materially violated any Company policy or guideline or the terms of this Agreement including, without limitation, your inability to satisfy the conditions to your employment set forth in
      Section 6(b) or 6(c) or any other agreement between you and the Company, or

            (vi) you have caused material loss, damage or injury to or otherwise endangered the property, reputation or employees of the Company, or

            (vii) you have engaged in willful malfeasance or misconduct, or willfully failed to perform reasonable duties and responsibilities consistent with the Position at the Company, including having an extended absence from work without a bona fide medical

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      disability (as reasonably determined by a qualified physician mutually acceptable to you and the Company), or

            (viii) you have willfully failed to act in accordance with specific, reasonable and lawful instructions from the Company's Board of Directors consistent with the Position at the Company, or

            (ix) you have been convicted of a felony or misdemeanor involving moral turpitude, or

            (x) you have been engaged in the abuse of alcohol, illegal drugs or controlled substances,

            provided that, with respect to any alleged violation as described in
Section 7(e)(v), (vii), or (viii), you shall receive thirty (30) days prior written notice and an opportunity to cure such violation, and provided further, with respect to all other alleged violations described in Section 7(e), you will have the right to a meeting with the Board of Directors of the Company to contest any such allegations.

      (f) You acknowledge and agree that the compensation and benefits provided above have been negotiated with the Company and shall be deemed to fully satisfy any notice requirements which may be required by any jurisdiction. This Section 7 constitutes your only rights to compensation, benefits, damages, or other remedies arising out of the termination of your employment.

      (g) The provisions of this Section 7 shall survive termination of this Agreement.

8.    Miscellaneous.

      (a)   Successors; Parties to this Agreement.

            (i) The Company will require any person, group, company or other legal entity which merges or consolidates with the Company or purchases all or substantially all of the Company's assets (a "Successor") to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall entitle you to the benefits listed in Section 7 of this Agreement, subject to the terms and conditions therein.

            (ii) The assumption of this Agreement by a Successor pursuant to the provisions of clause (i) above shall not be a termination of this Agreement or your employment for the purposes of Section 7 of this Agreement notwithstanding the fact that as a result of such assumption you may be required to become an employee of the Successor (or a designated affiliate of the Successor) in place of an employee of the

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      Company, and you hereby expressly consent to the assignment of this
      Agreement to any Successor.

      (b) Governing Law. The validity, interpretation, effect, and enforcement of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to choice of law rules.

      (c) Entire Agreement. In making your decision whether or not to accept this offer, you agree that you have not relied upon any promises or representations made by the Company, other than those made in this letter. This Agreement and the agreements referred to herein or to be executed pursuant to the provisions herein set forth the entire Agreement and understanding between you and the Company, and supersede any other negotiations, agreements, understandings, oral agreements, representations or past or future practices, whether written or oral, with, by or of the Company.

      Each Company plan or policy referred to herein directly or by implication is incorporated herein only insofar as it does not contradict this Agreement. If any inconsistencies between this Agreement and any such plan or policy or future plan or policy exist, the most recent applicable plan document or official policy shall control.

      (d) Right to Advice of Counsel. You have the right, and the Company encourages you, to consult with your lawyer so that you are fully aware of your rights and obligations under this Agreement.

      (e) Modification. This Agreement may not be amended, modified, changed or discharged in any respect except as agreed in writing and signed by you and the Board of Directors of the Company.

      (f) Severability and Interpretation. In the event that any provision or any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such provision or portion thereof shall be considered separate and apart from the remainder of this Agreement and the other provisions shall remain fully valid and enforceable. In the event that any provision is held to be overly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

      (g) Notices. All notices required by this Agreement shall be given in writing either by personal delivery, courier, email, fax or by certified mail, return receipt requested. Notices given to the Company shall be addressed to the Company at its address set forth on the first page of this Agreement, or at such later address where the Company's principal offices are located. Notice to you shall be to the last known address as set forth in your personnel file. Notice given by personal delivery shall be deemed given when delivered. Notice given by mail shall be deemed given five (5) days following the date of mailing.

      (h) Miscellaneous. The rights of the Company under this Agreement shall inure to the benefit of and shall be binding upon the present and future subsidiaries of the Company, any

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and all subsidiaries of a subsidiary, and successors and assigns of the Company.
No assignment of this Agreement by the Company will relieve the Company of its obligations hereunder. You shall not assign any of your rights and/or obligations under this Agreement and any such attempted assignment will be void. This Agreement shall be binding upon your heirs, executors, administrators or other legal representatives and their legal assigns.

      (i) Waiver. A waiver by either party of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

      (j) Survival. The provisions of this Section 8 shall survive termination of this Agreement.

      (k) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration in Boston, Massachusetts in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association, or in accordance with Section 6 or Section 7 of this Agreement, at the election of the Company or you, as applicable. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

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      If you agree with the foregoing, please sign below and return the original to me. You may keep the enclosed copy.

                                            Sincerely,

                                            NEWHEADING, INC.

                                            /s/ Vern J. Brownell
                                            ------------------------------------
                                            Vern J. Brownell

                                            For Completion by NewHeading, Inc.

                                            Effective Date: May 11, 2000

Agreed to this 1 day of MAR, 2000

Employee: /s/ Vern J. Brownell
          ---------------------------
          Vern J. Brownell